Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of September 14, 2010, by and between C&D Technologies, Inc. (the “Company”) and (i) certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. (the “AG & Co. Entities”) and (ii) certain funds and/or accounts managed or advised by Bruce & Co. (the “Bruce & Co. Entities”). Each of the AG & Co. Entities and Bruce & Co. Entities and any other holder of Notes that becomes a party to this Agreement in the future is referred to herein as a “Supporting Noteholder” and, collectively, they are referred to herein as the “Supporting Noteholder Group.” Each Supporting Noteholder and the Company is referred to herein individually as a “Party” and collectively referred to as the “Parties”.

W H E R E A S :

A. Prior to the date hereof, representatives of the Company, AG & Co. Entities and Bruce & Co. Entities have engaged in good faith negotiations with the objective of reaching an agreement with regard to the financial restructuring of the indebtedness and other obligations of, and equity interests in, the Company (the “Restructuring”) pursuant to the terms and conditions as set forth in this Agreement and as described in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Term Sheet is expressly incorporated by reference in this Agreement and made a part hereof.

B. It is anticipated that the Restructuring will be implemented pursuant to a registered exchange offer (the “Exchange Offer”) under the Act (as defined below), but, if such Exchange Offer fails to garner the Minimum Exchange Threshold (as defined below), the Shareholder Exchange Consent (as defined below) is not obtained or any other condition to the consummation of the Exchange Offer is not met, then the Restructuring will be implemented pursuant to a prepackaged bankruptcy of the Company under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) provided that the Voting Threshold is achieved.

C. Solicitation of votes for the Prepackaged Plan shall occur simultaneously with the solicitation of the Exchange Offer.

E. This Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.

F. By executing this Agreement, the Parties do not desire or intend to derogate from or diminish the solicitation requirements of federal or state securities laws or the Bankruptcy Code.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereinafter amended, or any similar federal, state or local law.

“Additional Notes” has the meaning set forth in Section 28.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in Section 13.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Amended By-Laws” has the meaning set forth in Section 2(d).

“Amended Certificate” has the meaning set forth in Section 2(d).

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Laws” means the Bankruptcy Code and any of the rules or regulations thereunder, including, without limitation, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Case” means, in the event the Restructuring is implemented pursuant to a prepackaged bankruptcy, the voluntary case of the Company under chapter 11 of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble.

“Company Termination Event” has the meaning set forth in Section 9.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Prepackaged Plan, in form and substance acceptable to the Required Supporting Noteholders.

“Effective Date” means the date on which the Restructuring and the transactions contemplated thereby are consummated.

“Exchange Offer” has the meaning set forth in Paragraph B of the recitals.

“Full Participation” has the meaning set forth in Section 2.

“5.50% Indenture” means that certain indenture dated as of November 21, 2006 by and between the Company, as issuer, and The Bank of New York, as trustee, pursuant to which the 5.50% Notes were issued (as supplemented and amended).

“5.25% Indenture” means that certain indenture dated as of November 21, 2005 by and between the Company, as issuer, and The Bank of New York, as trustee, pursuant to which the 5.25% Notes were issued (as supplemented and amended).

“Investor Rights Agreement” means that certain Investor Rights Agreement by and among the Company and each Supporting Noteholder.

“5.50% Notes” means the Notes issued pursuant to the 5.50% Indenture.

“5.25% Notes” means the Notes issued pursuant to the 5.25% Indenture.

“Material Adverse Change” means, after the execution of this Agreement, any circumstance, change, effect, event, occurrence, state of facts or development, either alone or in combination that has had or is reasonably likely to have a short term or long term material adverse effect on the financial condition, business, property, assets, prospects, or operations of the Company or which would materially impair the Company’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided that (i) if the Company ceases to be listed on the NYSE as set forth in paragraph number (4) in the definition of “Fundamental Change” (as defined in the 5.25% Indenture and the 5.50% Indenture) or (ii) if the Company’s common stock is suspended from trading on the NYSE for 60 days as set forth in paragraph (5) in the definition of “Fundamental Change” (as defined in the 5.50% Indenture), it will not be deemed to constitute a Material Adverse Change.

“Minimum Exchange Threshold” means 95% of the aggregate principal amount of Notes.

“New Common Stock” means the common stock of the Company issued on the Effective Date.

“Notes” means the 5.50% Notes and 5.25% Notes.

“Outside Date” means February 28, 2011.

“Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company commences the Chapter 11 Case.

“Prepackaged Plan” means the plan of reorganization of the Company substantially consistent with the terms set forth in the Term Sheet and in form and substance acceptable to the Required Supporting Noteholders.

“Prospectus” means that certain prospectus relating to the New Common Stock that will be issued as part of the Exchange Offer and in the form and substance acceptable to the Required Supporting Noteholders.

“Proxy Statement” means that certain proxy statement to be mailed to holders of Company common stock to contain the proposals required to be obtained for the Company to receive the Shareholder Exchange Consent and in form and substance reasonably acceptable to the Required Supporting Noteholders.

“Reorganized Company” means the Company, as of and after the Effective Date.

“Required Supporting Noteholders” means holders of at least 50.1% of the aggregate amount of Notes held by the Supporting Noteholder Group.

“Restructuring” has the meaning set forth in the recitals.

“SEC” means the Securities and Exchange Commission.

“Shareholder Exchange Consent” means the approval by the holders of a majority of the shares of the Company’s common stock of (a) the Company’s proposal to increase its authorized number of shares of common stock as necessary to effect the transactions contemplated by this Agreement, including the Term Sheet and (b) the Company’s proposal to consummate the Exchange Offer contemplated by this Agreement, including the Term Sheet.

“Shareholder’s Meeting” means the special meeting of the Company’s shareholders for the purpose of obtaining the Shareholder Exchange Consent.

“Stockholders Agreement” means that certain Stockholders’ Agreement by and among the Company and the holders of New Common Stock.

“Supporting Noteholder” has the meaning set forth in the preamble.

“Supporting Noteholder Group” has the meaning set forth in the preamble.

“Supporting Noteholders Termination Event” has the meaning set forth in Section 8.

“Termination Date” has the meaning set forth in Section 8.

“Term Sheet” has the meaning set for in Paragraph A of the recitals.

“Voting Threshold” means, as to a class of claims under the Prepackaged Plan, (i) more than two-thirds of the aggregate principal amount of such claims and (ii) more than half in number of the holders of such claims (in each case, of those holders of claims that have voted on the Prepackaged Plan).

“Warrant” means the Warrants exercisable for 5.0% of the shares of New Common Stock issued to the holders of the Company’s existing common stock in the event the Chapter 11 Case is commenced and the Shareholder Exchange Consent is not obtained (as more fully described in the Term Sheet).

2. Restructuring Transactions. In order to effect the Restructuring, each Supporting Noteholder and the Company will use their respective commercially reasonable efforts to effect the following transactions on or before the Effective Date:

(a) In the event the Restructuring is implemented pursuant to the Exchange Offer, and assuming 100% of the holders of Notes vote to accept the Exchange Offer (a “Full Participation”) each Supporting Noteholder will tender all of its Notes into the Exchange Offer in exchange for its pro rata allocation of 95% of the New Common Stock in accordance with applicable securities and other laws. The amount of New Common Stock issued to the holders of Notes will be ratably reduced in the event that holders of fewer than 100% of the Notes participate in the Exchange Offer (for illustration purposes, a Supporting Noteholder holding 30% of the Notes would be entitled to receive 28.5% (0.3 * 0.95 = 0.285) of the New Common Stock after a Full Participation, and such Supporting Noteholder would only be entitled to receive 27.075% of the New Common Stock in the event 95% of the holders of the Notes vote to accept the Exchange Offer (0.95 * 0.95 = 0.9025 and 0.3 * 0.9025 = 0.27075).

(b) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, each Supporting Noteholder will receive (i) its pro rata allocation of 95% of the New Common Stock in the event the Shareholder Exchange Consent is obtained and (ii) its pro rata allocation of 97.5% of the New Common Stock in the event the Shareholder Exchange Consent is not obtained.

(c) At the Effective Date, the initial board of directors of Reorganized Company shall be composed of seven members; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Supporting Noteholder Group and one shall be elected by and from the existing board of directors of the Company.

(d) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, on the Effective Date, the Company will file the Amended and Restated Certificate of Incorporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware and will adopt the Amended and Restated By-Laws (“Amended By-Laws”), on terms and conditions reasonably satisfactory to the Required Supporting Noteholders.

(e) Other than the existing director that shall remain as a director of the Reorganized Company, all other existing directors on the board of directors of Company shall resign (or be deemed to have resigned) immediately prior to the Effective Date unless otherwise instructed in writing by the holders of a majority of the Notes.

(f) In the event the Restructuring is implemented pursuant to the Exchange Offer, the Investor Rights Agreement will be adopted by the Company and be binding upon each Supporting Noteholder that receives New Common Stock. The Investor Rights Agreement will, among other things, govern the access each Supporting Noteholder that receives New Common Stock shall have to information with respect to the Company and the ability to transfer such Supporting Noteholder’s New Common Stock.

(g) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, on the Effective Date, the Stockholders Agreement will be adopted by the Company and be binding each shareholder of the Company pursuant to the Prepackaged Plan.

(h) At the Effective Date, the Company shall reserve up to 10% of the New Common Stock issuable upon exercise of options issued under a new management equity incentive program to be implemented by the new board of directors of Company in consultation with senior management, the principal terms of which are set forth on Exhibit B hereto.

3. Commitments and Representations of the Supporting Noteholder Group.

(a) Subject to the terms and conditions hereof, until the earlier of the Effective Date or the termination of this Agreement, each Supporting Noteholder shall (severally and not jointly):

(i) support and use its commercially reasonable efforts to complete the Restructuring pursuant to the Term Sheet and as embodied in this Agreement, including, without limitation, as soon as practical but no later than the tenth business day following the commencement of the Exchange Offer (x) tendering all of its holdings of Notes into the Exchange Offer by following the procedures described in the Prospectus, (y) voting all of its holdings of Notes in favor of the Prepackaged Plan by timely delivering its duly executed and completed ballot accepting the Prepackaged Plan and (z) not withdrawing or revoking (or causing not to be withdrawn or revoked) any of the foregoing;

(ii) not, in any material respect, (x) object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Restructuring or (y) propose, file, support or vote for any alternative exchange offer, restructuring, workout or plan of reorganization for the Company;

(iii) unless the Petition Date has occurred, not accelerate or support the acceleration of, or direct the trustee to accelerate or support the acceleration of, the Notes under the terms of the Indentures for any default or event of default that has occurred or may occur thereunder;

(iv) not exercise remedies or direct the trustee to exercise remedies under the terms of the Indentures for any default or event of default that has occurred or may occur thereunder; and

(v) unless the Petition Date has occurred, use its commercially reasonable efforts to waive any Event of Default under either the 5.50% Indenture or the 5.25% Indenture or rescind any acceleration of the 5.50% Notes or 5.25% Notes.

(b) Each Supporting Noteholder, severally and not jointly, represents and warrants to the Company that:

(i) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Act and / or it is a “qualified institutional buyer” (as defined in Rule 144A under the Act);

(ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Supporting Noteholder to decide to tender its Notes in the Exchange Offer;

(iii) such Supporting Noteholder shall not be responsible in any way for the performance of the obligations of any other Supporting Noteholder under this Agreement. The decision of each Supporting Noteholder to enter into this Agreement has been made by such Supporting Noteholder independently of any other Supporting Noteholder. Nothing contained in this Agreement, and no action taken by any Supporting Noteholder, shall be deemed to constitute the Supporting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Supporting Noteholder are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreements. Each Supporting Noteholder on behalf of itself and its controlled Affiliates acknowledges that no other Supporting Noteholder has acted as agent for such Supporting Noteholder in connection with making its investment hereunder and that no Supporting Noteholder will be acting as agent of such Supporting Noteholder in connection with enforcing its rights under this Agreement. Each Supporting Noteholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Supporting Noteholder to be joined as an additional party in any proceeding for such purpose; and

(iv) it is not an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law; and

(v) as of the date hereof, such Supporting Noteholder owns not less than the amount of Notes set forth below its name on the signature page hereto.

4. Commitment of the Company to the Restructuring.

(a) The Company shall (i) support and use its commercially reasonable efforts to complete the Restructuring pursuant to the Term Sheet and as embodied in this Agreement within the time-frame outlined herein, (ii) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring, (iii) use its commercially reasonable efforts to file the preliminary proxy statement and S-4 registration statement relating to the Exchange Offer with the SEC by 5:30 pm on October 15, 2010, (iv) use its commercially reasonable efforts to obtain the Shareholder Exchange Consent at the Shareholder Meeting, which shall be held no later than December 23, 2010, and any and all required regulatory and/or third-party approvals for the Restructuring, (v) consult with and provide all documentation relating to the Restructuring to the Supporting Noteholder Group for its review and reasonable approval, (vi) simultaneously solicit votes for the Exchange Offer and the Prepackaged Plan and (vii) not take any action that is inconsistent with, or is intended or is likely to interfere with the consummation of, the Restructuring pursuant to the Term Sheet and as embodied in this Agreement.

(b) In the event the Minimum Exchange Threshold or the other conditions to the consummation of the Exchange Offer are not met by the expiration time of the Exchange Offer, the Company shall (i) commence a reorganization case by filing a voluntary petition under chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court no later than December 31, 2010; (ii) file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including a motion seeking approval of a post-petition credit facility and consensual use of cash collateral and providing adequate protection to the lenders), each of which shall be in form and substance reasonably acceptable to the Required Supporting Noteholders, (iii) file the Prepackaged Plan on the Petition Date; (iv) request that the Bankruptcy Court schedule a confirmation hearing on the Prepackaged Plan no later than 35 days after the Petition Date and (iv) mail and publish notice of the hearing on the confirmation of the Prepackaged Plan within five (5) Business Days after the Petition Date.

(c) Notwithstanding anything contrary set forth in this Agreement, nothing in this Agreement shall require any directors or officers of the Company (in such person’s capacity as a director, manager or officer of the Company) to take, or cause any party to take any future action, or to refrain, or cause any party to refrain, from taking any future action (including terminating this Agreement), to the extent required to comply with their fiduciary obligations under applicable law; provided, however, that, as of the Agreement Effective Date, the Company hereby represents that nothing in this Agreement conflicts with the fiduciary obligations of the directors and officers of the Company. In addition, notwithstanding anything to the contrary set forth in this Agreement, in the event the Restructuring is implemented pursuant to the Prepackaged Plan, the Company shall at all times and in all respects after the Petition Date act in accordance with applicable law to exercise fiduciary duties as a debtor in possession in the Chapter 11 Case.

(d) Regardless of whether the Restructuring is consummated, the Company shall promptly pay in cash upon demand any and all accrued and unpaid reasonable out-of-pocket expenses incurred by each Supporting Noteholder (including, without limitation, all fees and out-of-pocket expenses of each Supporting Noteholder’s outside legal counsel) incurred in connection with the negotiation, documentation and consummation of this Agreement, and all other documents related to the Restructuring, and, in the event Restructuring is consummated as a Chapter 11 Case, the Company shall seek Bankruptcy Court approval for all obligations set forth in this Section 4(d) within five (5) Business Days after the Petition Date and shall thereafter use commercially reasonable efforts to have such fees and expenses approved by the Bankruptcy Court.

5. General Closing Conditions. The obligations of the Parties to effect the Restructuring shall be subject to the satisfaction on or prior to the Effective Date of each condition precedent listed below unless waived in writing by the Required Supporting Noteholders:

(a) No law, regulation, injunction, judgment, order, decree, ruling or charge shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Restructuring or any of the other transactions contemplated by this Agreement.

(b) No Governmental Body shall have initiated proceedings to restrain or prohibit the Restructuring, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the Effective Date.

6. Conditions to the Obligation of the Supporting Noteholder Group to Closing the Restructuring. Except as may be waived by the Required Supporting Noteholders, the obligation of the Supporting Noteholder Group to consummate the transactions set forth in this Agreement on the Effective Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) All of the representations and warranties made by the Company in this Agreement, and in all certificates and other documents delivered by the Company pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Effective Date with the same force and effect as if such representations and warranties had been made at and as of the Effective Date, except for changes permitted or contemplated by this Agreement.

(b) The Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Company on or before the Effective Date.

(c) No Supporting Noteholder Termination Event shall have occurred or shall exist, that has not been waived by the Required Supporting Noteholders.

7. Conditions to the Obligations of the Company to Closing the Restructuring. Except as may be waived by the Company, the obligations of the Company to consummate the transactions set forth in this Agreement on the Effective Date as provided herein is subject to the performance by the Required Supporting Noteholders of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) All of the representations and warranties made by the Required Supporting Noteholders in this Agreement shall have been true and correct in all material respects as of the date hereof (or at the time of any transfer of the Notes permitted hereby), and shall be true and correct in all material respects at the Effective Date with the same force and effect as if such representations and warranties had been made at and as of the Effective Date.

(b) The Required Supporting Noteholders shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by each Supporting Noteholder on or before the Effective Date.

(c) No Company Termination Event shall have occurred or shall exist, that has not been waived by the Company.

(d) The Supporting Noteholder Group shall at all times from the Agreement Effective Date to the Effective Date be the beneficial owner of at least 50.1% of the outstanding principal amount of the Notes.

8. Supporting Noteholder Termination. This Agreement may be terminated at the option of the Required Supporting Noteholders upon the occurrence of any of the following events (each a “Supporting Noteholder Termination Event”):

(a) The Effective Date shall not have occurred on or prior to the Outside Date;

(b) If an S-4 Registration Statement related to the Exchange Offer is not filed with the SEC by November 1, 2010;

(c) If the Minimum Exchange Threshold is met by the expiration time of the Exchange Offer, the failure to consummate the Exchange Offer within ten (10) Business Days after the Exchange Offer;

(d) If the Minimum Exchange Threshold is not met by the expiration time of the Exchange Offer and the Voting Threshold with respect to the Notes is met by December 23, 2010, the failure to file the Prepackaged Plan by the earlier of (i) within five (5) Business Days after the expiration time of the Exchange Offer or (ii) January 15, 2011;

(e) If the Confirmation Order shall not have been entered by the earlier of (i) 60 days after the Petition Date (or if such date is not a Business Day, the first Business Day thereafter) or (ii) January 31, 2011;

(f) If the Prepackaged Plan shall not have been consummated by the earlier of (i) 60 days after the Petition Date or (ii) February 28, 2011.

(g) Upon provision of written notice by the Required Supporting Noteholders to the Company of the occurrence of a Material Adverse Change; provided, however, that the Company shall have five (5) Business Days from the date of such notice to cure such Material Adverse Change if the circumstance, change, occurrence, state of facts or development giving rise to the Material Adverse Change is susceptible to cure; provided, further, however, nothing provided in this sub-section (f) shall serve to extend the Effective Date past the Outside Date;

(h) Upon provision of written notice by the Required Supporting Noteholders to the Company, if the Required Supporting Noteholders shall become aware of any information concerning the Company (i) that is materially inconsistent with the information previously provided or made available to the Supporting Noteholder Group or its representatives and advisors by or on behalf of the Company by persons with the authority to provide such information on behalf of the Company and such information has a material impact on the Company and (ii) was false or misleading at the time it was provided to the Supporting Noteholder Group or its representatives and advisors; provided, however, that this subsection shall not apply to any information or analysis that is materially inconsistent with previous information or analysis if the Company relied on information provided to it by the Required Supporting Noteholders in creating such information and analysis and the Required Supporting Noteholders are the source or cause of the inconsistency;

(i) Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a way that cannot be reasonably remedied by the Company or the Supporting Noteholder Group.

(j) In the event the Restructuring is implemented pursuant to the Exchange Offer, the filing by the Company of any form or statement or amendment that is inconsistent in any material respect with the Term Sheet or alters the Restructuring in any material respect if such form or statement or amendment has not been withdrawn prior to five (5) Business Days after the Company receives written notice from the Required Supporting Noteholders that it views such form, statement or amendment to be inconsistent with the Term Sheet and this Agreement.

(k) In the event the Restructuring is implemented pursuant to the Prepackaged Plan, if (i) the Bankruptcy Court terminates the Company’s exclusive period to file the Prepackaged Plan or such exclusive period lapses, (ii) after the filing of the Prepackaged Plan if any amendment or modification to the Prepackaged Plan is made such that is inconsistent in any material respect with the Term Sheet or this Agreement or alters the Restructuring in any material respect if such amendment or modification is not withdrawn prior to five (5) Business Days after the Company receives written notice from the Required Supporting Noteholders that it views such amendment or modification to be inconsistent with the Term Sheet and the Agreement, (iii) the Company withdraws the Prepackaged Plan without the consent of the Required Supporting Noteholders, (iv) a trustee or an examiner with expanded powers is appointed by the Bankruptcy Court, (v) the Chapter 11 Case is converted to a case under Chapter 7 or (vi) the Chapter 11 Case is dismissed by order of the Bankruptcy Court.

The date on which this Agreement is terminated in accordance with the foregoing provisions or upon a Company Termination Event (as defined below) shall be referred to as the “Termination Date”. Notwithstanding the foregoing, the Required Supporting Noteholders, on behalf of the Supporting Noteholder Group, may, in their sole discretion, waive any of the foregoing in a writing delivered to the Company.

9. Company Termination Events. The Company may terminate this Agreement by providing written notice thereof to the other parties, upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the breach by any Supporting Noteholder of any of the representations, warranties or covenants set forth in this Agreement that would have a material adverse impact on the Company, or the consummation of the Restructuring, that remains uncured for a period of five (5) Business Days after the receipt by the Supporting Noteholder Group of notice of such breach; provided, however, that such termination shall terminate this Agreement only as to such breaching Supporting Noteholder; (b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a way that cannot be reasonably remedied by the Company or the Supporting Noteholder Group or (c) the Company terminates this Agreement pursuant to Section 4(c) hereof.

10. Effect of Termination. Upon termination of this Agreement as permitted in accordance with the terms hereof, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all Notes or consents tendered by a Supporting Noteholder and votes submitted by the Supporting Noteholders, if any, prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the parties in connection with the Restructuring or otherwise.

11. Transfer of Notes. Prior to the earlier of (i) the consummation of the Restructuring and (ii) the termination of this Agreement in accordance with its terms, no Supporting Noteholder will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Notes, and no such Transfer will be effective, unless: (i) such Transfer consists of a simultaneous Transfer by such Supporting Noteholder of Notes, and its rights and obligations under this Agreement, (ii) the transferee furnishes to the other Parties to this Agreement a joinder, in the form annexed hereto as Exhibit C, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Agreement and the Term Sheet, (iii) the Supporting Noteholder effecting such Transfer notifies the other Parties hereto in writing of such Transfer within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer and (iv) the Supporting Noteholder shall be reasonably satisfied prior to such Transfer that registration under the Act, and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by a Supporting Noteholder to an Affiliate of such Supporting Noteholder or one or more affiliated funds or affiliated entity or entities with a common investment advisor (in each case, other than portfolio companies) provided that the transferee furnishes to the Company a joinder, in the form annexed hereto as Exhibit C, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Agreement and the Term Sheet; and

(b) any Transfer by one Supporting Noteholder to another Supporting Noteholder, provided that the transferee shall be deemed to be bound by the terms and conditions of the Agreement to the same extent that each Supporting Noteholder is bound.

Any Transfer by a Supporting Noteholder that does not comply with the procedures set forth in this Section 11 shall be deemed void ab initio.

12. Ownership of Claims. Each Supporting Noteholder, severally but not jointly, represents and warrants that:

(a) as of the date of this Agreement, it is the beneficial owner of the principal amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes, as such Supporting Noteholder has indicated on its signature block to this Agreement, which amount the Company understands and acknowledges is propriety and confidential to such Supporting Noteholder;

(b) other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

13. Agreement Effective Date. The Agreement Effective Date is the date indicated in the preamble, which is the date that this Agreement shall become effective and binding upon each of the Parties hereto and the date on which the following conditions have been satisfied: (a) the Company shall have executed and delivered counterpart signature pages to each Supporting Noteholder and (b) each Supporting Noteholder shall have executed and delivered the counterpart signature pages to the Company. Notwithstanding anything to the contrary herein, this Agreement shall not be effective until executed and delivered by holders of not less than 50.1% of the Notes. Within 24 hours of the Agreement Effective Date, the Company shall notify each Supporting Noteholder in writing that each of the conditions in this Section 13 have been satisfied and that the Agreement has become effective.

14. Business Continuance. The Company shall, between the date hereof and the Effective Date, except as expressly contemplated by this Agreement or with the prior written consent of the Required Supporting Noteholders, (i) conduct its businesses in compliance with all applicable laws, rules and regulations, (ii) use commercially reasonable efforts to preserve the relationships with the current customers, distributors, suppliers, vendors and others having business dealings with the Company, (iii) maintain its physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (iv) not take any action, or omit to take any action, the intent of which is to cause the termination of their current officers, (v) perform all obligations required to be performed by the Company under the executory contracts, (vi) maintain its books and records on a basis consistent with prior practice, (vii) bill for products sold or services rendered and pay accounts payable in a manner consistent with past practice, (viii) maintain all insurance policies required, or suitable replacements therefor, in full force and effect through the close of business on the Effective Date, (ix) provide the Supporting Noteholder Group with updated monthly financial information concerning the Company; provided, however, that any Supporting Noteholder may, by providing written notice to the Company, elect not to receive such financial information, (x) not encumber nor enter into any material new leases, licenses or other use or occupancy agreements for real property or any part thereof, (xi) timely pay any and all required fees and taxes with respect to patents (if any), patent applications (if any), any trademark applications and any registered trademarks, and (xii) not enter into any agreement with any labor union or labor organization, including but not limited to any collective bargaining agreement, except as required by applicable law; in each case consistent with the Company’s reasonable evaluation of its available liquidity and financial wherewithal and where the available liquidity and financial wherewithal renders the Company unable to comply with the foregoing, in consultation with the Supporting Noteholder Group.

15. Access. The Company will afford each Supporting Noteholder and its respective attorneys, consultants, accountants and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company, provided that to extent such information constitutes material non-public information, such Supporting Noteholder will agree to maintain the confidence and will not trade securities of the Company on the basis of such information until it no longer constitutes material non-public information; provided, however, that the Supporting Noteholders shall have the right to disclose such material non-public information five (5) Business Days after the termination of this Agreement if the Company has not previously disclosed such material non-public information.

16. Representations.

(a) Power and Authority. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b) Enforceability. Each Party represents to each other Party that this Agreement, is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) No Consent or Approval. Each Party represents to each other Party that no consent or approval is required to be obtained from any other individual or entity in order for such Party to carry out the provisions hereof, except (i) as otherwise provided in this Agreement and (ii) for (A) the registration under the Act of the shares of Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the states securities or Blue Sky laws in connection with the issuance of those Shares, (B) the Shareholder Exchange Consent and (C) with respect to the Prepackaged Plan, approval by the Bankruptcy Court.

(d) Authorization. Each Party represents to each other Party that the execution and delivery of this Agreement and the performance of the obligations hereunder have been duly authorized by such Party. Without limiting the generality of the foregoing, the Company represents it has “approved” (within the meaning of Section 203(a)(1) of the Delaware General Corporation Law) the Restructuring, including the issuance of New Common Stock to each of the Supporting Noteholders pursuant to the terms and subject to the conditions contained herein.

(e) Governmental Consents. Each Party represents to each other Party that the execution, delivery and performance of this Agreement by such Party does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for any registrations or filings required by the Act or the Bankruptcy Code.

(f) No Conflicts. Each Party represents to each other Party that the execution, delivery and performance of this Agreement does not and shall not: (i) violate any provision of law, rule or regulations applicable to such Party or any of its subsidiaries or affiliates; or (ii) violate the certificate of incorporation, bylaws or other organizational documents such Party or of any of its subsidiaries or affiliates.

17. No Solicitation. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to be or constitute, and nothing in this Agreement shall be deemed to be or constitute, a solicitation of vote for any plan of reorganization or a sale or a solicitation of an offer to purchase New Common Stock or any other security of the Company.

18. Acknowledgement. This Agreement is the product of negotiations among each of the Parties.

19. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

20. Entire Agreement.

(a) Except as set forth in Section 20(b) below, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, including without limitation the Confidentiality Agreements by and between the Company and each Supporting Noteholder, which Confidentiality Agreements shall terminate and have no force and effect from and after the Agreement Effective Date.

(b) The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are as set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of the Agreement and the Term Sheet, the Term Sheet will govern.

21. Interpretation of Agreement. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

22. Waiver. If the transactions contemplated herein are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

24. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of the Parties.

25. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

26. Specific Performance. Each of the Parties acknowledge and agree that the other Parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agree that, in addition to any other remedy to which such Party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

27. No Public Announcement. Except as may be required in connection with the Chapter 11 Case, each Party agrees that it shall not make any announcement or disclosure regarding the Company, this Agreement or the transactions contemplated herein without the prior written consent of the other Parties hereto, which shall not be unreasonably withheld; provided that the Company shall be permitted to make oral statements related to this Agreement and the other transactions contemplated herein without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, in no event shall the Company or any other Party disclose the holdings of any Supporting Noteholder as indicated on the signature pages hereto.

28. Additional Notes. If, after the date hereof, a Supporting Noteholder acquires beneficial or record ownership of any additional Notes for itself or any account or fund managed by such Supporting Noteholder (any such Notes, “Additional Notes”), such Noteholder shall promptly notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Notes as if such Additional Notes had been Notes owned by such Supporting Noteholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Notes without action by any person or entity immediately upon the acquisition by such Noteholder of beneficial or record ownership of such Additional Notes.

29. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York (or, if the Chapter 11 Case has been commenced, in the Bankruptcy Court), and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding; provided, however, that the Chapter 11 Case shall be filed in Bankruptcy Court and shall be subject to the Bankruptcy Code.

30. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Company:

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

Telephone: (215) 619-2700

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109-2881

Attn: James Barri

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

-and-

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attn: Eric Reimer & Emanuel Grillo

Telephone: (212) 813-8800

Facsimile: (212) 355-3333

If to the Supporting Noteholder Group:

Angelo, Gordon & Co., L.P.

245 Park Avenue

New York, NY 10167

Attn: Todd W. Arden

Telephone: (212) 692-2052

Facsimile: (212) 867-1388

or

Bruce & Co.

20 N Wacker Drive

Suite 2414

Chicago, IL 60606

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Matthew A. Feldman

Telephone: (212) 728-8651

Facsimile: (212) 728-9651

31. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective affiliates, subsidiaries, successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person or entity that is not affiliated with or related to the Parties.

32. Further Assurances. Each Party agrees to execute any and all documents and to do and perform any and all acts and things reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Agreement and agrees to negotiate in good faith the documents necessary to implement the transactions contemplated by the Restructuring.

33. Disclosure of Holdings. Unless required by applicable law or regulation, no Party shall disclose the amount of any Supporting Noteholder’s holdings of Notes to any third party without the prior written consent of such Supporting Noteholder, provided, that (a) such restriction shall not apply to any disclosure required by federal or state securities laws, (b) if such disclosure is required by law or regulation, the disclosing Party shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all commercially reasonable measures to limit such disclosure and (c) the foregoing shall not prohibit the disclosure of approximate holdings by the Supporting Noteholders in the aggregate.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Name: Ian J. Harvie
Title: Senior VP & CFO

ANGELO, GORDON & CO. L.P.

By:	/s/ Thomas M. Fuller
Name: Thomas M. Fuller
Title:

BRUCE & CO.

By:	/s/ R. Jeffrey Bruce
Name: Jeffrey Bruce
Title: V.P.

[Signature Page to Restructuring Agreement]

EXHIBIT A

This document is not an offer, or a solicitation of an offer, to buy or sell securities. The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents.

C&D Technologies, Inc.

Restructuring Proposal

Borrower:	C&D Technologies, Inc. (the “Company” and following a confirmation of a Plan (as defined below), the “Reorganized Company”).

Noteholders:	The holders (the “Noteholders”) of (i) the 5.50% Convertible Senior Notes due 2026 issued by the Company pursuant to that certain Indenture, dated as of November 21, 2006, by and between the Company, as issuer, and The Bank of New York, as trustee and (ii) the 5.25% Convertible Senior Notes due 2025 issued by the Company pursuant to that certain Indenture, dated as of November 21, 2005, by and between the Company, as issuer, and The Bank of New York, as trustee (collectively the “Notes”).

Proposed Transactions:

The Notes will be restructured pursuant to one of the following transactions on the terms and conditions described herein:

•       A prepackaged bankruptcy of the Company under Chapter 11 of the Bankruptcy Code (as defined below) to implement the terms stated in this Term Sheet through a confirmed plan of reorganization; or

•       A restructuring of the Notes implementing the terms stated in this Term Sheet pursuant to an Exchange Offer in accordance with the terms set forth in Exhibit A and resulting in the Noteholders owning 95% of the common stock of the Company (assuming 100% Noteholder Participation).

Prepackaged Bankruptcy Plan of Reorganization

Plan:	A “prepackaged” bankruptcy of the Company (the “Debtor”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed with the U.S. Bankruptcy Court for the District of Delaware or such other mutually agreeable court to implement the terms of the restructuring stated in this Term Sheet through a plan of reorganization (the “Plan”). The Debtor shall be reorganized pursuant to the terms of the Plan.

Treatment of Administrative Expense Claims and Other Priority Claims Under the Plan:	On or as soon as practicable after the date on which the Plan is consummated (the “Effective Date”) or any payment date established in accordance with the Plan, each holder of an allowed administrative expense claim or other priority claim of the Debtors shall (i) receive cash equal to the full allowed amount of its claim, (ii) otherwise be left unimpaired, or (iii) be paid in the ordinary course of business, unless otherwise agreed to by such holder.

Treatment of Priority Tax Claims:	On or as soon as practicable after the Effective Date, each holder of a priority tax claim of the Debtors will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Treatment of Noteholders Under the Plan:	On the Effective Date, the Notes shall be cancelled, and each Noteholder shall receive in respect of its claims under the Notes (i) if the Shareholder Exchange Consent (as defined below) shall have been obtained, its pro rata allocation of shares in the aggregate representing 95% of the common equity of the Reorganized Company or (ii) if the Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of shares in the aggregate representing 97.5% of the common equity of the Reorganized Company, subject to the issuance of the Additional Shareholder Warrants (as defined below).

Treatment of Senior Credit Facility:	On or as soon as practicable after the Effective Date, the Company’s Senior Revolving Line of Credit Facility shall be reinstated and otherwise left unimpaired under the Plan through the assumption of Senior Revolving Line of Credit Facility by the Debtor and the retention of all existing liens securing such credit facility.

Treatment of AbleCo Term Loan:	On or as soon as practicable after the Effective Date, at the Company’s discretion, the Company’s AbleCo Term Loan (the “AbleCo Loan”) shall be reinstated and otherwise left unimpaired under the Plan through the assumption of the AbleCo Loan by the Debtor and the retention of all existing liens (if any) securing the AbleCo Loan or it shall be refinanced.

Treatment of General Unsecured Creditors:	The claims of general unsecured creditors of the Company (other than intercompany claims) shall be unimpaired under the Plan.

Treatment of Existing Equity:	On the Effective Date, all existing equity interests in the Company, and claims arising therefrom or related thereto, shall be cancelled and extinguished (or reinstated) and each equity holder shall receive in respect of its equity interest (i) if the Shareholder Exchange Consent shall have been obtained, its pro rata allocation of shares in the aggregate representing 5.0% of the common equity of the Reorganized Company in respect of its equity interest or (ii) if the Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the common equity of the Reorganized Company and (y) warrants to purchase 5.0% of the common equity of the Reorganized Company on a fully diluted basis (not including shares issuable upon exercise of the management options described below) exercisable for a period of three years following the Effective Date at an aggregate strike price calculated based on a total enterprise value of $250 million (the “Additional Shareholder Warrants”). The Company will file a registration statement on an appropriate form as necessary to issue shares of common stock issuable on the exercise of the Additional Shareholder Warrants.

Allocation of Equity in Reorganized Holdings:

The common equity of the Reorganized Holdings shall be allocated under the Plan as follows:

•       To the Noteholders, (i) if the Shareholder Exchange Consent shall have been obtained, 95% of the common stock of the Reorganized Company or (ii) if the Shareholder Exchange Consent shall not have been obtained 97.5% of the common stock of the Reorganized Company, subject to the issuance of the Additional Shareholder Warrants.

•       To the Existing Equity, (i) if the Shareholder Exchange Consent (as defined below) shall have been obtained, 5.0% of the common stock of the Reorganized Company in respect of its equity interest or (ii) if the Shareholder Exchange Consent shall not have been obtained, its pro rata allocation of (x) shares in the aggregate representing 2.5% of the common equity of the Reorganized Company and (y) the Additional Shareholder Warrants.

•       A shareholders agreement (the “Shareholders Agreement”) shall be entered into or imposed through a confirmation order which will include, among other things, customary provisions regarding (i) corporate governance (including a voting agreement with respect to director seats as outlined below), (ii) restrictions on transfers in violation of securities laws, (iii) preemptive rights, (iv) tag along/drag along provisions, (vi) supermajority voting requirements or other forms of minority shareholder protections, (vii) registration rights and (viii) other terms to be agreed.

•       The Reorganized Company shall reserve up to 10% of the outstanding shares of the Reorganized Company issuable upon exercise of options granted under a new management incentive plan by the Board of Directors of the Reorganized Company.

Corporate Governance:

Upon consummation of the Exchange Offer, the Board of Directors of the Company will be reconstituted such that at such time there shall be seven directors; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Noteholders as of the record date immediately prior to the consummation of the Exchange Offer and one shall be recommended by holders of the Existing Equity (such person shall be selected by and from the Company’s current Board of Directors). Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

The certificate of incorporation and by-laws of the Reorganized Company will be amended and restated to give effect to these provisions and the other terms of the restructuring. The Restructuring documentation will contain customary provisions with respect to the continuation of director and officer indemnification and insurance.

Company Releases:	The Plan shall include a release of each Noteholder that becomes a party to the Restructuring Support Agreement (the “RSA”), dated September 13, 2010, by and among the Company and the Supporting Noteholders (as defined therein), to which this Term Sheet is attached as an Exhibit, and the Company and their respective attorneys, professionals, officers, directors, employees and agents, from all claims, causes of action and liability to any party arising prior to the effective date of the Plan.

Exculpatory Clause:	Customary exculpation provisions associated with conduct subsequent to the Petition Date and/or in connection with the Plan, including with regard to each Noteholder that becomes a party to the RSA.

NYSE Listing:	The Company’s common stock shall cease to be listed on the New York Stock Exchange following the Effective Date of the Plan.

Documentation:	Mutually acceptable to the parties.

Exchange Offer

Exchange Offer:	The Company will file a registration statement with the SEC to effect a registered exchange offer in which the Company offers to Noteholders shares of Common Stock (as set forth below under “Terms of Exchange”).

Terms of Exchange:

Assuming 100% Noteholder participation in the Exchange Offer, the Noteholders will hold 95% of the Common Stock of the Company, with the amount of equity to be issued to the Noteholders to be ratably reduced in the event that less than 100% of the Noteholders participate in the Exchange Offer.

As part of the Exchange Offer, the Company will authorize and consummate a reverse split of the number of authorized and outstanding shares such that the outstanding number of shares and their market value will be sufficient to allow the Company to list its shares for trading on the designated market.

Any Noteholder participating in the Exchange Offer shall vote concurrently to accept the Plan.

Conduct of the Exchange Offer:

Timing.

An S-4 Registration Statement related to the Exchange Offer will be filed with the SEC no later than November 1, 2010 and will be consummated no later than five (5) Business Days after the expiration time of the Exchange Offer or December 31, 2010, subject to extension by the Company with the consent of the holders of a majority in outstanding principal amount of the Notes.

Conditions.

It will be a condition to the consummation of the Exchange Offer that at least 95% in principal amount of the Notes are tendered. This condition will be waivable only with the consent of a majority of the Notes held by Noteholders who are party to the RSA.

It will be a condition to the consummation of Exchange Offer that the Company’s current board of directors must expressly approve all aspects of the Exchange Offer, including the Charter Amendment. Additionally, the current board of directors will take all necessary actions to waive the provisions of Section 203 of the Delaware General Corporation Law as it relates to each Noteholder who participates in the Exchange Offer.

It will be a condition to the consummation of the Exchange Offer that the stockholders of the Company approve the Exchange Offer and the Charter Amendment (the “Shareholder Exchange Consent”).

Treatment of AbleCo Term Loan:	During the pendency of the Exchange Offer the Company shall use commercially reasonable efforts to refinance, at the closing of the Exchange Offer, the AbleCo Loan on more favorable terms.

Stockholder Approval and Timing:	The Company will cause to be submitted to the holders of common stock, not later than December 23, 2010, a proposal to increase the authorized number of Common Stock.

Board Representation:	Upon consummation of the Exchange Offer, the Board of Directors of the Company will be reconstituted such that at such time there shall be seven directors; one of the seven directors shall be the chief executive officer and of the remaining six directors, one of whom shall be the non-executive chairman, five shall be recommended by the Noteholders as of the record date immediately prior to the consummation of the Exchange Offer and one shall be recommended by holders of the Existing Equity (such person shall be selected by and from the Company’s current Board of Directors). Thereafter, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

NYSE Listing:	The Company’s common stock shall cease to be listed on the New York Stock Exchange following the consummation of the Exchange Offer.

Investor Rights’ Agreement:	The Noteholders shall enter into an investor rights agreement that will include customary rights regarding registration rights and access to information.

Management Incentive Plan:	The Company shall reserve up to 10% of the outstanding shares of the Company issuable upon exercise of options granted under a new management incentive plan by the Board of Directors of the Company.

Documentation:	Mutually acceptable to the parties.

EXHIBIT B

C&D Technologies, Inc.

2010 Stock Option Plan

Material Terms

Purpose:	To assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its subsidiaries, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders.

Share Reserve:	10% of the outstanding common stock, calculated on a fully diluted basis

Administration:	The Compensation Committee of the Board of Directors.

Eligible Participants:	The following individuals shall be eligible to participate in the Plan: (i) each employee of the Company or of any of its subsidiaries, including each such person who may also be a director of the Company and/or its subsidiaries; (ii) each non-employee director of the Company and/or its subsidiaries; (iii) each other person who provides substantial services to the Company and/or its subsidiaries and who is designated as eligible by the Compensation Committee; and (iv) any person who has been offered employment or service by the Company or its subsidiaries.

Types of Awards:

Incentive Stock Options, within the meaning of Sec. 422 of the Internal Revenue Code (the “Code”), and Nonqualified Stock Options (i.e., options that are not Incentive Stock Options), each option representing the right to purchase one share of common stock.

Options will have a term of ten years from the date of grant (the “Expiration Date”).

Exercise Price:	The exercise price per share for each option shall be set by the Compensation Committee at the time of grant; provided, however, that if an option is intended (i) to not be considered “nonqualified deferred compensation” within the meaning of Sec. 409A of the Code, (ii) to qualify as “performance-based compensation” within the meaning of Sec. 162(m) of the Code and regulations thereunder, or (iii) to be an Incentive Stock Option, in each case, the applicable exercise price shall not be less than the fair market value of a share of New Common Stock on the date of grant (or 110% of the fair market value for Incentive Stock Options granted to certain employees); provided, further, in no event shall the exercise price be less than the fair market value of a share of New Common Stock on the date of the Grant, and such fair market value shall be determined by the Compensation Committee based upon a third-party valuation.

Vesting:	Unless otherwise determined by the Compensation Committee at the time of grant, options will be subject to vesting based on continued employment or service, as applicable, with 20% of the options granted vesting on the first anniversary of the date of grant, and an additional 1 2/3 % of the options granted vesting on each monthly anniversary of the date of grant occurring thereafter.

Termination:

Except as may otherwise be provided by the Compensation Committee:

* In the event of a Participant’s termination prior to the Expiration Date for any reason other than (A) for “cause”, or (B) by reason of the Participant’s death or “disability”, (1) all vesting with respect to such Participant’s options shall cease, (2) all of such Participant’s unvested options shall expire as of the date of such termination, and (3) all of such Participant’s vested Options shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the date of such termination; provided, however, that in the event of a Participant’s termination prior to the Expiration Date following a “change-in-control”, all of such Participant’s unvested options shall not be forfeited and shall become vested and exercisable.

* In the event of a Participant’s termination prior to the Expiration Date by reason of such Participant’s death or disability, (A) all vesting with respect to such Participant’s options shall cease, (B) all of such Participant’s unvested options shall expire as of the date of such Termination, and (C) all of such Participant’s vested options shall expire on the earlier of the Expiration Date and the date that is twelve (12) months after the date of such Termination due to death or Disability of the Participant.

* In the event of a Participant’s termination prior to the Expiration Date for cause, all of such Participant’s options (whether or not vested) shall immediately expire as of the date of such termination.

Transferability of Options:	Generally, options will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Participant only by the Participant. However, Nonqualified Stock Options may be transferable to the extent provided in an award agreement or otherwise approved by the Compensation Committee.

EXHIBIT C

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Restructuring Support Agreement (the “Agreement”), dated as of September 14, 2010, by and among C&D Technologies, Inc. (the “Company”), Angelo, Gordon & Co., L.P., Bruce & Co. and any other person becoming a party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

By executing and delivering this Joinder Agreement to the Agreement, the undersigned hereby (i) represents and warrants to the Company that it has acquired the amount and class of Notes set forth below, (ii) adopts and approves the Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming the holder of Notes, to be bound by and to comply with the provisions of the Agreement, in the same manner as if the undersigned was an original signatory to the Agreement and (iii) makes the representations and warranties of a Supporting Noteholder pursuant to the Agreement. The undersigned ratifies all actions duly taken by the Company prior to the date hereof and specifically ratifies and approves all agreements and other instruments that have been duly executed and delivered by or on behalf of the Company prior to such date.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of [—].

Class of Notes: [—]

Principal Amount: $ [—]